Exhibit 99.1



FOR IMMEDIATE RELEASE
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Contacts:   Medical Nutrition USA, Inc.            Allen & Caron Inc.
            ---------------------------            ------------------
                                                      (Information Agent)
            Myra Gans                                   Jill Bertotti
            Executive Vice President/Secretary          800 452 1346
            800 221 0308                                jill@allencaron.com
            mgans@mnidirect.net





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                      MEDICAL NUTRITION USA WARRANTS EXPIRE
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Englewood, NJ April 19, 2006: Medical Nutrition USA Inc (MDNU.OB) announced today that its Class A (MDNUW.OB) and Class B Warrants (MDNUZ.OB) expired in accordance with their terms on April 14, 2006 at 5:00 PM EDT. On February 13, 2006 Medical Nutrition exercised its right to accelerate the expiration date of the warrants by sending an acceleration notice to the warrant holders. On March 17, 2006 Medical Nutrition extended the warrant expiration date to April 14, 2006. Prior to the expiration approximately 730,000 or 100 percent of the outstanding Class A Warrants and 4,746,192 or 99 percent of the outstanding Class B Warrants were exercised. A total of 5,476,192 shares of common stock were issued from the exercise of such warrants, resulting in total proceeds of approximately $3,924,644 for Medical Nutrition.

         The Class B Warrants that were not exercised by 5:00 PM EDT on April 14, 2006 expired and are no longer exercisable.

         After the Warrant exercises, approximately 9,586,151 shares of Common Stock are outstanding. The Class A and B Warrants, which were formerly traded on the Over-the-Counter Bulletin Board under the symbols "MDNUW.OB" and "MDNUZ.OB" respectively, are no longer traded.

         Medical Nutrition USA, Inc (http://www.mdnu.com) develops and distributes products for the nutritionally at risk who are under medical supervision. Its products are used primarily in long-term care facilities, hospitals, dialysis clinics and bariatric surgery clinics. The company's product lines include Pro-Stat(R) Fiber-Stat(TM), Collagen Plus(TM) and the pbs Nutritional Support System(TM), as well as private label products.

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